                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS THIRD QUARTER RESULTS OF OPERATION.  $.035 DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, October 23, 1998 . . . . . Huntco Inc. (NYSE:"HCO"),
an intermediate steel processor, today announced results of operations for its third quarter which ended September 30, 1998. Net sales for the quarter were $95.6 million, an increase of 1.9% in comparison to net sales of $93.9 million for the three months ended September 30, 1997. The Company incurred a net loss for common shareholders for the quarter of $1.2 million, or ($.13) per share both basic and diluted, which compares to net income available for common shareholders of $1.1 million, or $.13 per share, both basic and diluted, in the prior year's third quarter. Net sales for the nine months ended September 30, 1998 were $310.7 million, an increase of 13.8% in comparison to net sales of $273.1 million for the nine months ended September 30, 1997. For the nine months ended September 30, 1998, the Company incurred a net loss for common shareholders of $.1 million, or ($.01) per share, both basic and diluted, which compares to net income available for common shareholders of $3.9 million, or $.43 per share, both basic and diluted, for the nine months ended September 30, 1997.

The Company declared a dividend of $.035 per common share for common shareholders of record on November 4, 1998, and payable on November 16, 1998.
 If business conditions improve in early 1999, as the Company expects, and the Huntco Inc. Class A common stock price remains at or near the current depressed levels, the Company will consider implementing a stock repurchase program in lieu of continuing periodic declarations of common dividends.

The Company processed and shipped 288,044 and 958,877 tons of steel in the three and nine months ended September 30, 1998, compared to 295,535 and 815,257 tons for the three and nine months ended September 30, 1997. Direct (i.e., non-tolling) sales volume measured in tons shipped increased 3.7% and 17.9% in the third quarter and for the nine months ended September 30, 1998, while tolling volume in the third quarter of 1998 declined year over year. Approximately 21.0% and 23.1% of the tons processed in the three and nine month periods ended September 30, 1998, represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 25.7% and 23.3% in the comparable periods of the prior year. The Company sold 58,789 and 216,758 tons of cold rolled products during the three and nine months ended September 30, 1998, which compares to 59,883 and 161,249 tons in the corresponding 1997 periods.

The reduction in tons shipped in the third quarter of 1998 reflected lower shipping rates, primarily at the Company's Blytheville, Arkansas facility, where the Company experienced a slow-down in its tolling volume, and lower sales levels for processed hot rolled steel products and cold rolled master coil sales. Tons shipped from the Blytheville facility generally represent up to 50% of the Company's total shipments. The reduced level of tolling volume at Blytheville reflects a move to off-shore purchasing by certain of the Company's tolling customers who traditionally buy from the Nucor mill at Hickman, Arkansas and use the Company's Blytheville facility for toll slitting and pickling.

Sharply lower shipping levels of processed hot rolled products and cold rolled master coils were also experienced at the Blytheville facility during the month of August, 1998 and into September, as the Company installed its new computer system at this facility. Blytheville is the last of the Company's facilities to be converted to the new computer system.

Also negatively impacting volume levels was the continuing rapid deterioration in steel prices which is encouraging inventory liquidations and delays in purchases by the Company's customers. This was especially acute in the markets served by the Blytheville facility, reflecting the substantial disparity between hot rolled steel prices charged by local, domestic suppliers and the landed cost of imported hot bands. Average per ton selling values declined 5.2% and 5.5% for the three and nine months ended September 30, 1998, in relation to the corresponding periods of the prior year.

Gross profit expressed as a percentage of net sales was 5.4% and 6.7% for the three and nine months ended September 30, 1998, respectively, which declined from 8.7% and 9.0% for the comparable prior year periods. The lower gross profit margins in 1998 primarily reflect the continuing declines in steel prices.

As detailed in the Company's news release of September 23, 1998, the Company expects that the volume of tons of steel to be sold in the second half of 1998 will decline approximately 20% from the record tons sold in the first half of 1998. Despite the rapid declines in steel prices, gross margin spreads, measured against material costs, have improved since mid-summer. These gross margin improvements are currently being offset by the lower shipping and production volumes which negatively impact fixed cost absorption and which are expected to result in somewhat lower net margin percentages for the second half of 1998, when compared to the first half of 1998.

Shipping rates at the Company's Blytheville facility have begun to recover as the turmoil caused by the systems conversion lessens and the Company has begun to see the return of its tolling business subsequent to recent domestic price reductions. These trends are expected to continue through the fourth quarter and into 1999. Further, the Company has secured feed stock supply for its cold mill for much of 1999 at prices which it anticipates will allow it to operate the cold mill at more adequate levels of profitability. Delays in the receipt of the early shipments of this feed stock have stalled progress at the cold mill during much of the third quarter, but improvement late in the quarter was realized. In addition, recent improvements to the cold mill have positioned the Company to participate in markets which have been less price sensitive than the markets which have been served by Huntco's cold mill since its opening in 1995. The Company is currently conducting trials with customers and expects that these new markets could represent a meaningful portion of the Company's cold rolled sales in 1999. The Company is also taking aggressive steps to lower its operating expenses, which the Company anticipates will become more apparent once the steep slide in steel prices bottoms out. Fourth quarter results, which are expected to result in a net loss in the magnitude of the third quarter net loss, could be influenced by progress in the recent pending trade cases, as well as by business activity levels around the November and December holidays. The Company is cautiously optimistic about the business environment it sees developing for 1999, and anticipates a return to profitability in the first quarter of 1999.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1998 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Transitional Annual Report and in Form 10-K, both for the eight month transition period ended December 31, 1997.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                   HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
             (unaudited, in thousands, except per share amounts)

                                        Nine Months           Three Months
                                     Ended September 30    Ended September 30
                                       1998       1997       1998       1997
                                     -------    -------     -------    ------
Net sales                           $310,744   $273,061     $95,646   $93,903

Cost of sales                        290,070    248,489      90,490    85,736
                                     -------    -------      ------    ------

Gross profit                          20,674     24,572       5,156     8,167

Selling, general and
 administrative expenses              14,615     12,603       4,897     4,287
                                     -------    -------      ------    ------

Income from operations                 6,059     11,969         259     3,880

Interest, net                         (6,012)    (5,557)     (1,995)   (1,976)
                                     -------    -------      ------    ------

Income (loss) before income taxes         47      6,412      (1,736)    1,904

Provision (benefit) for income taxes      17      2,419        (632)      707
                                     -------    -------      ------    ------

Net income (loss)                         30      3,993      (1,104)     1,197

Preferred dividends                      150        133          50        50
                                     -------    -------      ------    ------
Net income (loss) available
 for common shareholders            $   (120)  $  3,860     $(1,154)  $ 1,147
                                     =======    =======      ======    ======

Earnings (loss) per common share
 (basic and diluted)                  $ (.01)    $  .43      $ (.13)   $  .13
                                       =====      =====       =====     =====

Weighted average
 common shares outstanding:
  Basic                                8,942      8,942       8,942     8,942
                                       =====      =====       =====     =====
  Diluted                              8,962      8,946       8,942     8,954
                                       =====      =====       =====     =====

                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  September 30,   December 31,
                                                      1998           1997
                                                   ----------     -----------
                                                   (unaudited)     (audited)
ASSETS
Current assets:
 Cash                                                $     18       $     27
 Accounts receivable, net                              49,714         41,643
 Inventories                                           88,524         81,612
 Other current assets                                   2,341          5,015
                                                     --------       --------
                                                      140,597        128,297
Property, plant and equipment, net                    146,575        145,777
Other assets                                           11,436         11,191
                                                     --------       --------
                                                     $298,608       $285,265
                                                     ========       ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $ 47,792       $ 40,027
 Accrued expenses                                       2,754          3,879
 Current maturities of long-term debt                   7,358            209
                                                     --------       --------
                                                       57,904         44,115
                                                     --------       --------

Long-term debt                                        111,153        110,730
Deferred income taxes                                   9,293          9,415
                                                     --------       --------
                                                      120,446        120,145
                                                     --------       --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)       4,500          4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                 53             53
   Class B (issued and outstanding, 3,650)                 37             37
 Additional paid-in-capital                            86,530         86,530
 Retained earnings                                     29,138         29,885
                                                     --------       --------
                                                      120,258        121,005
                                                     --------       --------
                                                     $298,608       $285,265
                                                     ========       ========

                                 HUNTCO INC.
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                          (unaudited, in thousands)

                                                             Nine Months
                                                         Ended September 30,
                                                          1998        1997
                                                        -------      -------
Cash flows from operating activities:
 Net income                                            $     30      $ 3,993
                                                        -------      -------
 Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
    Depreciation and amortization                         7,453        6,524
    Other                                                  (428)        (185)
    Decrease (increase) in:
      accounts receivable                                (8,071)     (12,873)
      inventories                                        (6,911)     (27,893)
      other current assets                                2,673        1,139
      other assets                                         (888)      (4,725)
    Increase in:
      accounts payable                                    7,765       29,771
      accrued expenses                                   (1,125)       1,391
      non-current deferred taxes                           (122)       1,271
                                                        -------      -------
        Total adjustments                                   346       (5,580)
                                                        -------      -------
 Net cash provided (used) by operations                     376       (1,587)
                                                        -------      -------
Cash flows from investing activities:
 Cash used to acquire property, plant and equipment      (7,182)     (16,982)
                                                        -------      -------
Cash flows from financing activities:
 Issuance of Series A preferred stock                      -           4,500
 Net proceeds from newly-issued debt                      7,978       14,500
 Payments on long-term debt                                (405)        (142)
 Common stock dividends                                    (626)        (939)
 Preferred stock dividends                                 (150)        (133)
 Other                                                     -             (37)
                                                        -------      -------
 Net cash provided by financing activities                6,797       17,749
                                                        -------      -------
Net decrease in cash                                         (9)        (820)
Cash, beginning of period                                    27        1,759
                                                        -------      -------
Cash, end of period                                     $    18      $   939
                                                        =======      =======